Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

GENERAL OCEANS, INC.

KLEIN MARINE SYSTEMS, INC.

AND

MIND TECHNOLOGY, INC.

August 21, 2023

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitions	4

ARTICLE II PURCHASE AND SALE OF STOCK		5
2.1	Stock Purchase	5
2.2	Closing Transactions	5

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		6
3.1	Organization and Corporate Power	6
3.2	Authorization of Transactions	6
3.3	Capitalization	7
3.4	Subsidiaries; Investments	7
3.5	Financial Statements	7
3.6	Absence of Undisclosed Liabilities	7
3.7	Absence of Certain Developments	7
3.8	Real Property; Title to Properties; Sufficiency of Assets	8
3.9	Taxes	9
3.10	Contracts and Commitments	9
3.11	Computer Software and Proprietary Rights	10
3.12	Litigation; Proceedings	12
3.13	Brokerage	12
3.14	Governmental Licenses and Permits	12
3.15	Employees	12
3.16	Employee Benefit Plans.	12
3.17	Insurance	14
3.18	Officers and Directors; Bank Accounts	14
3.19	Affiliate Transactions	14
3.20	Compliance with Laws	14
3.21	Environmental Matters	14
3.22	Certifications	14
3.23	Personal Property; Assets	15
3.24	Accounts Receivable	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER		15
4.1	Authorization of Transactions	15
4.2	Brokerage	15
4.3	Litigation	15
4.4	Disclaimer of Other Representations and Warranties; Acknowledgment.	15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		16
5.1	Organization and Corporate Power	16
5.2	Authorization of Transaction	16
5.3	No Violation	16
5.4	Governmental Authorities and Consents	16
5.5	Litigation	16
5.6	Brokerage	16
5.7	Investment	16
5.8	Sufficiency of Funds	16

ARTICLE VI INDEMNIFICATION AND RELATED MATTERS		17
6.1	Risk Allocation; Survival	17
6.2	Indemnification	17
6.3	Resolution of Conflicts	19

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6.4	Third Party Claims	19
6.5	Purchase Price Adjustments	19
6.6	Waiver, Release and Discharge	19
6.7	Maximum Contribution	20

ARTICLE VII ADDITIONAL AGREEMENTS		20
7.1	Tax Matters	20
7.2	Press Releases and Announcements	21
7.3	Further Transfers	21
7.4	Specific Performance	21
7.5	Expenses	21
7.6	Non-Competition, Non-Solicitation and Confidentiality	21

ARTICLE VIII MISCELLANEOUS		23
8.1	Amendment and Waiver	23
8.2	Notices	23
8.3	Binding Agreement; Assignment	24
8.4	Severability	24
8.5	Construction	24
8.6	Captions	24
8.7	Disclosure Schedules	24
8.8	Entire Agreement	24
8.9	Counterparts	25
8.10	Governing Law	25
8.11	Parties in Interest	25
8.12	CONSENT TO JURISDICTION	25
8.13	WAIVER OF JURY TRIAL	25
8.14	Delivery by Electronic Means	25
8.15	Prevailing Party	25
8.16	Conflict Waiver; Attorney-Client Privilege.	25

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INDEX OF SCHEDULES

Schedule 3.1	Organization and Corporate Power
Schedule 3.5	Financial Statements
Schedule 3.6(a)	Absence of Undisclosed Liabilities
Schedule 3.6(b)	Debt
Schedule 3.7	Absence of Certain Developments
Schedule 3.8(a)	Real Property
Schedule 3.9	Taxes
Schedule 3.10	Contracts and Commitments
Schedule 3.11(a)	Computer Software and Proprietary Rights
Schedule 3.11(b)	Third Party Software, Development Software, IT Software
Schedule 3.14	Governmental Licenses and Permits
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Agreements Requiring Additional Payments
Schedule 3.16	Employee Benefit Plans
Schedule 3.17	Insurance
Schedule 3.18	Officers and Directors; Bank Accounts
Schedule 3.19	Affiliate Transactions
Schedule 3.22	Certifications

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2023, by and among, MIND Technology, Inc., a Delaware corporation (“Seller”), General Oceans, Inc., a Delaware corporation (“Buyer”), for purposes of Section 7.6(c) only, Klein Marine Systems, Inc., a Delaware corporation (the “Company”). Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

W I T N E S S E T H:

WHEREAS, the authorized capital stock of the Company consists of 1,500,000 shares of common stock, par value $0.01 per share;

WHEREAS, Seller owns beneficially and of record 820,900 shares of the common stock, which constitutes 100% of the issued and outstanding shares of common stock of the Company (the “Company Stock”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Company Stock; and

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business” shall mean the design, manufacture, assembly, sale and repair of advanced side scan sonar systems and provision of the related operational software for the oceanographic, hydrographic, defense and maritime security industries on a world-wide basis, in the manner conducted by the Company as of the date of this Agreement.

“Buyer’s Fundamental Representations” means the representations and warranties made by Buyer in Sections 5.1 (Organization and Corporate Power), 5.2 (Authorization), 5.6 (Brokerage) and 5.7 (Investment).

“Buyer’s Ordinary Representations” means all representations and warranties made by Buyer in Article V other than Buyer’s Fundamental Representations.

“Closing Cash Consideration” means: (A) an amount equal to the Purchase Price, less the sum of (x) the Debt of the Company as of the Closing Date, if any, and (y) the aggregate amount of all Seller Transaction Expenses (except to the extent paid directly by Seller at or prior to the Closing or for which the Company has no liability after the Closing).

“Closing Date” has the meaning set forth in Section 2.2(a).

“COBRA” means Sections 601 et. seq. of ERISA or any similar state law applicable to the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collaboration Agreement” means that certain Collaboration Agreement to be entered into at Closing among Buyer, Company and Seller.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets or properties are bound.

“Debt” means (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) the Sachem Debt, or (iv) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; provided, however, “Debt” does not include trade payables incurred in the Ordinary Course of Business.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article III or Article IV, made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Income Taxes” means any Tax imposed by a taxing authority based upon or measured by gross or net income or receipts.

“Indebtedness” means (i) all Debt, (ii) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (iii) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (iv) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (vii) any amounts currently owed to any Person under any noncompetition, consulting or similar arrangements, (viii) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (ix) any Liability of the Company under deferred compensation plans, phantom stock plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (x) any off-balance sheet financing of the Company, (xi) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any Person as a result of the announcement or consummation or the transactions contemplated by this Agreement, and (xii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

“Knowledge” as used in the phrases “to the Knowledge of Seller” and “to Seller’s Knowledge” or phrases of similar import mean the actual knowledge of Robert Capps, Michael Williams and Mark Cox after making an inquiry of their respective direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Intent” means that certain letter of intent dated June 20, 2023, between Buyer and Seller.

“Liability” means any liability, debt, obligation, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Liens” means any mortgages, pledges, security interests, encumbrances, claims, liens or charges of any kind (including, without limitation, any conditional sale or other title retention agreements or leases in the nature thereof) or any agreements to file any of the foregoing, any sales of receivables with recourse, and any filings or agreements to file a financing statement as debtor under the Uniform Commercial Code of Delaware.

“Material Adverse Effect” means any event, circumstance, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company or that could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates and that do not disproportionately affect the Company as compared to other entities operating in the same industry; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Matters of Record” means any and all documents, instruments and other matters of record in the real property records in the county or counties in which the Real Property is located.

“Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Fixture Filings, and Security Agreement dated January 31, 2023 executed by the Company in favor of Sachem, recorded in Book 6466, Page 1563 in the Register of Deeds Rockingham County, New Hampshire.

“Options” means all options, warrants or other rights, whether or not then exercisable, to acquire shares of the Company’s capital stock.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means (i) mechanic’s, carriers’, workmen’s, repairmen’s and materialmen’s liens and similar encumbrances arising in the Ordinary Course of Business that are not delinquent and not material to the business of the Company, (ii) liens or encumbrances for federal, state, local, foreign and other taxes or assessments not yet due and payable or delinquent, (iii) easements, rights of way, zoning ordinances, and other similar encumbrances affecting the Real Property, (iv) purchase money encumbrances and encumbrances securing rental payments under capital lease arrangements that are not delinquent and not material to the Business, (v) other imperfections of title or encumbrances, if any, that have not had, and would not have, a Material Adverse Effect and (vi) any Matters of Record.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); and (vii) all other intellectual property.

“Purchase Price” means the amount of $11,500,000.

“Real Property Lease” means that certain Commercial Triple Net Lease dated March 1, 2021 between the Company, as lessor, and Greenlight Manufacturing, LLC, as lessee.

“Redwood SDK License Agreement” means that certain Software License Agreement for Redwood SDK to be entered into at Closing between the Company and Seller.

“Sachem” means Sachem Capital Corp.

“Sachem Debt” means the outstanding Debt of Seller under the Mortgage.

“Seller Transaction Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, brokers, financial advisors, banks, other financial institutions, accountants, experts and consultants) incurred by Seller in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and all other matters contemplated by this Agreement and the Closing thereof.

“Seller’s Fundamental Representations” means the representations and warranties made by Seller in Sections 3.1 (Organization and Corporate Power), 3.2(a) (Authorization), 3.3 (Capitalization), 3.9 (Taxes), 3.13 (Brokerage), 4.1(a) (Authorization), 4.2 (Brokerage) and 4.3 (Shares).

“Seller’s Ordinary Representations” means the representations and warranties made by Seller in Articles III and IV other than Seller’s Fundamental Representations.

“Software License Agreements” means collectively the Redwood SDK License Agreement and the Spectral Ai License Agreement.

“Spectral Ai License Agreement” means that certain Software License Agreement for the Spectral Ai Suite to be entered into at Closing between the Company and Seller.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Title Company” means First American Title Insurance Company.

“Transaction Documents” means this Agreement, the Collaboration Agreement, Software License Agreements and Transition Services Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into at Closing between Buyer and Seller.

1.2    Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term

Preamble	Agreement
6.2(c)(ii)	Basket
3.16(a)	Benefit Plans
Preamble	Buyer
6.2(c)(ii)	Cap
2.1(b)	Flow of Funds
2.2(a)	Closing
2.2(a)	Closing Date
2.2(b)	Closing Transactions
Preamble	Company
3.11(c)	Company Proprietary Rights
3.11(a)	Company Software
Preamble	Company Stock
7.6(d)	Confidential Information
3.11(b)	Development Software
3.5	Financial Statements

3.16(j)	Foreign Plan
6.2(d)	Indemnification Notice
6.2(d)	Indemnified Party
6.2(d)	Indemnifying Party
3.19	Insiders
3.5	Interim Balance Sheet
3.11(b)	IT Software
3.14	Licenses
6.2(a)(i)	Loss
6.2(a)(i)	Losses
3.10(b)	Material Contracts
7.6(a)	Non-Compete Period
Preamble	Parties
Preamble	Party
7.1(c)	Pre-Closing Taxes
8.16(b)	Privileged Communications
3.22 3.8(a)	Product Certifications Real Property
3.16(b)	Qualified Plan
7.1(e)(iv)	Section 338 Election
Preamble	Seller
8.16(a)(i)	Seller Group
8.16(a)(i)	Seller Group Law Firm
7.1(c)	Straddle Period
7.1(c)	Straddle Tax Returns
7.1(a)	Transfer Taxes

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1    Stock Purchase; Purchase Price.

(a)    Purchase and Sale of Company Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, assign, convey and transfer to Buyer all shares of the Company Stock, free and clear of any Liens, restrictions on transfer, Options, rights, calls, commitments, proxies or other contract rights other than those arising under federal or state securities Laws.

(b)    Purchase Price. In accordance with a statement of funds flow in form and content mutually acceptable to Seller and Buyer (the “Flow of Funds”), at Closing Buyer shall pay the Closing Cash Consideration to Seller as follows:

(i)    A wire transfer of immediately available funds in the amount shown on the Flow of Funds as cash payable to Seller at Closing, paid in accordance with wire transfer instructions provided by Seller and set forth on the Flow of Funds; and

(ii)    Payments to third parties by Buyer on behalf of Seller, including the payment of all Debt of the Company including but not limited to that listed on Schedule 3.6(b) as of the Closing Date, if any, as well as all the Seller Transaction Expenses.

2.2    Closing Transactions.

(a)    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is taking place concurrently with the execution and delivery hereof (the date of such execution and delivery, the “Closing Date”).

(b)    Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i)    Buyer shall deliver the Closing Cash Consideration to Seller;

(ii)    Seller shall deliver to Buyer an irrevocable stock transfer power conveying the Company Stock;

(iii)    Seller, the Company and Buyer, as applicable, shall execute and deliver the Transaction Documents;

(iv)    Seller shall deliver to Buyer all corporate books and records of the Company in Seller’s possession or under Seller’s control;

(v)    Seller shall deliver to Buyer certified resolutions of the board of directors of the Company granting the duly authorized officers of the Company the authority to execute this Agreement, and any other transaction documents, together with an incumbency certificate;

(vi)    Seller shall deliver to Buyer resignation letters from all officers and directors of the Company other than Michael Williams, which resignations shall be effective as of the Closing Date;

(vii)    Buyer shall deliver to Seller certified resolutions of the board of directors of Buyer granting the duly authorized officers of Buyer the authority to execute this Agreement, and any other transaction documents, together with an incumbency certificate;

(viii)    Seller shall deliver to Buyer an updated title commitment for the Real Property and pay the Title Company’s invoice, it being understood that Seller will use commercially reasonable efforts to cause the Title Company to issue the title policy as soon as reasonably practical after Closing; and

(ix)    Seller shall deliver to Buyer any and all other instructions as may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants as of the date of this Agreement as follows:

3.1    Organization and Corporate Power. The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1. The Company has all requisite corporate power and authority and, all licenses, permits and authorizations necessary to own and operate its properties and to carry on their business as now conducted. The certificate of incorporation and by-laws (or other appropriate corresponding organizational documents) of the Company that has previously been furnished to Buyer reflect all amendments thereto and are correct and complete. The minute books containing all corporate records of the Company that have been furnished to Buyer are correct and complete. The Company is not in default under or in violation of any provision of their certificate of incorporation or by-laws (or other appropriate corresponding organizational documents).

3.2    Authorization of Transactions.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform the obligations hereunder and thereunder. This Agreement and all other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

(b)     Neither the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (v) result in the creation of any Lien upon the Company Stock, or (vi) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under (A) the provisions of the certificate of incorporation or by-laws (or the appropriate corresponding organizational documents) of the Company, (B) any Contract to which the Company is bound, (C) any applicable Law to which the Company is subject, or (D) any judgment, order or decree to which the Company is subject.

3.3    Capitalization. The shares of Company Stock owned by Seller constitute 100% of the outstanding capital stock of the Company. There are no outstanding Options granted by the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by Seller, free and clear of all Options, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens. Except for this Agreement, there are no outstanding or authorized Options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of their capital stock or any rights or interests exercisable therefor. There are no outstanding or authorized stock appreciation, phantom stock or similar or corresponding rights with respect to the capital stock of the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company Stock is certificated.

3.4    Subsidiaries; Investments. The Company does not have any subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. The Company does not own or control or have any right to acquire (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

3.5    Financial Statements. The Company has delivered to Buyer and attached hereto as Schedule 3.5: (i) the Company’s unaudited balance sheets as of January 31, 2021, January 31, 2022, and January 31, 2023, and the related statements of operations for the respective twelve-month periods then ended; and (ii) the Company’s unaudited balance sheet as of April 30, 2023 (the “Interim Balance Sheet”), and the related statements of operations for the three-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is accurate and complete in all material respects and is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), present fairly the financial condition and results of operations of the Company as of and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied, subject in the case of unaudited interim financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure as to all financial statements provided.

3.6    Absence of Undisclosed Liabilities.

(a) The Company does not have any Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) Liabilities under Contracts described in Schedule 3.10 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches or violations thereof or of any Law); (ii) Liabilities reflected in the Financial Statements; (iii) Liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business in all material respects in accordance with the terms and conditions of this Agreement; (iv) Liabilities disclosed on Schedule 3.6(a); (v) Liabilities and obligations of the Company pursuant to this Agreement; and (vi) Liabilities or obligations to the extent expressly disclosed in the Disclosure Schedules.

(b) Schedule 3.6(b) correctly lists all the Debt and the amount of outstanding principal due and owing thereon. All Debt listed on Schedule 3.6(b) will be paid off at Closing.

3.7    Absence of Certain Developments. Except as set forth in Section 3.7, as expressly contemplated by this Agreement or as set forth on Schedule 3.7, since April 30, 2023, the Company has conducted its business only in the Ordinary Course of Business in all material respects and the Company has not:

(i)    suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $25,000 in the aggregate to its assets, whether or not covered by insurance;

(ii)    redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(iii)    issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or options or other rights to acquire shares of its capital stock or other equity securities;

(iv)    borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(v)    sold, leased, assigned or transferred (including, without limitation, transfers to Seller or any Insider) any of its tangible or intangible assets (including Proprietary Rights), except for sales of inventory and non-exclusive licenses granted in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis, or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(vi)    waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(vii)    entered into, amended or terminated any Material Contract or entered into any other material transaction, other than in the Ordinary Course of Business, or materially changed any business practice;

(viii)    made, granted or promised any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement outside the Ordinary Course of Business or entered into any transaction with any Insider;

(ix)    made any other change in employment terms for any of its officers, and employees outside the Ordinary Course of Business or entered into any transaction with any Insider;

(x)    conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(xi)    made any capital expenditures that aggregate in excess of $5,000;

(xii)    made any loans or advances in excess of $5,000 in the aggregate to, or guarantees for the benefit of, any Persons;

(xiii)    amended or authorized any amendment to its certificate of incorporation, by-laws or other governing or organizational documents;

(xiv)    instituted or settled any claim or lawsuit for an amount involving in excess of $10,000 in the aggregate or involving equitable or injunctive relief;

(xv)    granted any performance guarantee to its customers other than in the Ordinary Course of Business;

(xvi)    acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(xvii)    committed or agreed to any of the foregoing.

3.8    Real Property; Title to Properties; Sufficiency of Assets.

(a)    Title to Owned Real Property. Company has good and marketable fee simple title to those certain tracts of real property more fully set forth on Schedule 3.8(a) (the “Real Property”), free and clear of all Liens, except the Permitted Liens. Neither Seller nor the Company has granted any option or right of first refusal or first opportunity to any person or entity to acquire the Real Property or any interest therein. Other than the Real Property Lease and any Matters of Record, the Company has not entered into any agreement or understanding, either written or oral, pursuant to which any person or entity has the right to own, acquire, use or occupy any portion of the Real Property or any interest therein.

(b)    Parties in Possession. To the Seller’s Knowledge, there are no adverse parties in possession of the Real Property or of any part thereof and no parties in possession thereof except the Company and the tenant under the Real Property Lease, or pursuant to Matters of Record.

(c)    Development Rights. Except pursuant to Matters of Record, the Company has not sold, transferred or conveyed any “air rights”, “excess floor area ratio” or other development rights or restrictions relating to the Real Property.

(d)    No Encumbrances. The Real Property is free and clear of all Liens except for Permitted Liens and those Liens which are to be satisfied on or before Closing. To the Seller’s Knowledge, no work has been performed or is in progress by the Company, and no materials have been furnished to the Real Property or any portion thereof, which might give rise to any mechanic’s, materialmen’s or other lien against the Real Property or any portion thereof. At Closing, there will be no unpaid bills or claims in connection with any repair or work on the Real Property.

3.9    Taxes. Except as set forth on Schedule 3.9, (i) the Company has timely filed all Tax Returns which are required to be filed on or before the Closing Date (taking into account any extension of time with which to file) and all such Tax Returns are true, complete and accurate; (ii) all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid by the Company on or before the Closing Date and all Taxes which would be required to be accrued in accordance with GAAP but are not yet due are shown on the Interim Balance Sheet or are set forth on Schedule 3.9 and no Taxes are delinquent; (iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Company and Seller have only incurred Liabilities for Taxes in the Ordinary Course of Business; (iv) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made and the Company does not have any outstanding claims for any Tax refunds; (v) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes and, to the Knowledge of the Seller, no action, suit, proceeding or audit has been threatened against or with respect to the Company or Seller regarding Taxes; (vi) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (vii) the Company has not been a member of an Affiliated Group, except the Affiliated Group of which the Company is the parent; (viii) no claim has ever been made against the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; (ix) the Company does not have Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by contract, or otherwise, (x) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (xi) the Company has not made any payments, or is not or shall not become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under Section 280G of the Code (or any corresponding provisions of state, local or foreign Income Tax law); and (xii) the Company and Seller will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof), or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date. Schedule 3.9 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns.

3.10    Contracts and Commitments.

(a)    Except as set forth on Schedule 3.10, the Company is not a party to or bound by, whether written or oral, any:

(i)    collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(ii)    Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance agreements or change-of-control agreements;

(iii)    Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets, other than a Permitted Lien;

(iv)    Contracts with respect to the lending or investing of funds;

(v)    license or royalty Contracts, or management, consulting, or advisory contracts;

(vi)    guaranty of any obligation, other than endorsements made for collection;

(vii)    Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments by the Company or under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii)    Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one (1) year;

(ix)    Contract or group of related Contracts with the same party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties;

(x)    Contracts relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

(xi)    Contract which prohibits it from freely engaging in business anywhere in the world;

(xii)    Contract relating to the distribution, marketing, advertising or sales of its products and/or services;

(xiii)    Contracts pursuant to which it subcontracts work to third parties;

(xiv)    power of attorney;

(xv)    Contract relating to the acquisition or sale of its business (or any material portion thereof); or

(xvi)    Contracts relating to Proprietary Rights.

(b)    Except as disclosed in Schedule 3.10, to Seller’s Knowledge, no Contract or commitment required to be disclosed on Schedule 3.10 (each, a “Material Contract” and collectively, the “Material Contracts”) has been materially breached or canceled by the other party, and Seller has no Knowledge of any anticipated breach by any other party to any Material Contract.

(c)    The Company has made available to Buyer a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto.

3.11    Computer Software and Proprietary Rights.

(a)    Schedule 3.11(a) attached hereto sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights owned by the Company, including, without limitation, Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company; (iii) all trade names and unregistered marks owned and used by the Company; (iv) all computer software owned by and distributed or maintained by the Company (“Company Software”); and (v) other than Company Software, all other material unregistered copyrights, mask works and computer software owned by the Company, excluding shrink wrap, mass production and immaterial software.

(b)    Schedule 3.11(b) attached hereto sets forth a complete and correct list of: (i) all computer software licenses or agreements through which the Company may embed, integrate, bundle, redistribute, resell or otherwise sublicense such third party software; (ii) all computer software licenses or agreements used by the Company to support the development of computer software (“Development Software”); (iii) all computer software licenses or agreements relating to information technology used in the operations of the Company (“IT Software”) for which the Company paid more than $10,000 in the aggregate in license fees or pays more than $5,000 in annual support fees; (iv) all other material licenses or agreements, in effect in which the Company is a licensee of Proprietary Rights; (v) other than customer contracts entered into in the Ordinary Course of Business and standard “affiliate” agreements wherein such affiliates have no right to directly license Company Software to customers, all licenses or similar agreements or arrangements in which the Company is a licensor of Proprietary Rights, including, without limitation, reseller agreements; and (vi) all other material agreements, in effect relating to the use of Proprietary Rights by the Company, including, without limitation, material settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements relating to software development or information technology, and standalone indemnification agreements.

(c)    (i) the Company owns and possesses all right, title and interest in and to the Proprietary Rights set forth in Schedule 3.11(a), has a valid and enforceable right to use those Proprietary Rights pursuant to the agreements set forth in Schedule 3.11(b), and otherwise owns and possesses all right, title and interest in and to all other Proprietary Rights necessary for the operation of the Company’s business as currently conducted, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Proprietary Rights”); (ii) the Company has not licensed any of its Proprietary Rights to any third party on an exclusive basis; and (iii) neither Seller nor any of Seller’s Affiliates own any Company Proprietary Rights.

(d)    (i) the Company has not knowingly infringed or misappropriated, and the operation of the Company’s business as currently conducted does not, to Seller’s Knowledge, infringe or misappropriate, any Proprietary Rights of any third party; (ii) Seller has no Knowledge of any facts which indicate a likelihood of any of the foregoing; and (iii) the Company has not received any written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Proprietary Rights from any third party or any requests for indemnification from customers).

(e)    (i) to Seller’s Knowledge, no loss or expiration of any of the Company Proprietary Rights is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees); (ii) all of the Company Proprietary Rights are valid and enforceable and none of the Company Proprietary Rights has been misused; (iii) to Seller’s Knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or is threatened; (iv) the Company has taken all commercially reasonable action to maintain and protect all of the Company Proprietary Rights; and (v) the Company has not disclosed or allowed to be disclosed, to the extent that would result or reasonably be expected to result in a Material Adverse Effect, any of its trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement and, except as would not be expected to have a Material Adverse Effect, the Company has entered into written confidentiality agreements with all of its employees and independent contractors acknowledging the confidentiality of the Company Proprietary Rights.

(f)    To Seller’s Knowledge, no third party has infringed or misappropriated or otherwise conflicted with any of the Company Proprietary Rights and Seller has no Knowledge of any facts that indicate a likelihood of any of the foregoing.

(g)    (i) only the object code relating to any Company Software has been disclosed to any Person (except to a source code escrow agent for the benefit of customers in the Ordinary Course of Business); (ii) no Person has asserted to the Company in writing any right to access any source code for any Company Software, including, without limitation, pursuant to any source code escrow agreement; and (iii) no source code is licensed to Persons.

(h)    All Proprietary Rights, including Company Software, owned by the Company were: (i) developed by employees of the Company working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of such Person’s rights in the Proprietary Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Company obtained representations and warranties from the transferring party relating to the title to such Proprietary Rights.

(i)    The Company is in possession of the source code and object code for all Company Software, Development Software and IT Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the business, except for those materials and source code where the Company’s failure to possess such materials and source code would not reasonably be expected to have a Material Adverse Effect.

(j)    The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used by the Company in the conduct of its business is sufficient in all material respects for the current needs of the business of the Company as currently conducted and the Company has purchased a sufficient number of license seats for all Development Software and IT Software used in the business.

(k)    The Company has collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by Law, in accordance with the privacy policies of the Company and in accordance with applicable Law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

3.12    Litigation; Proceedings. There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to Seller’s Knowledge, threatened against or imposing obligations on the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator, which would have a Material Adverse Effect.

3.13    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement against the Company for which Buyer will be liable based on any arrangement or agreement made by or on behalf of the Company.

3.14    Governmental Licenses and Permits. Schedule 3.14 contains a complete listing of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations, in each case granted or issued by a foreign, federal, state and local governments or regulatory authorities (collectively, the “Licenses”) owned or possessed by the Company or used by the Company and which are material to the conduct of its business. Except as indicated on Schedule 3.14, to Seller’s Knowledge the Company owns or possesses all Licenses which are necessary to conduct its business as presently conducted. The Company is in material compliance with the terms and conditions of such Licenses. No action to revoke any License is pending or, to Seller’s Knowledge, threatened other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.15    Employees.

(a)    To Seller’s Knowledge, no key executive employee and no group of employees or independent contractors of the Company have any plans to terminate his or her employment or relationship as an independent contractor with the Company. The Company has complied with and is in compliance in all material respects with all applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986. The Company is not party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Schedule 3.15(a) sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed or engaged by the Company (including independent contractors), and whether, and to what extent, the Company may have a contractual obligation to pay severance upon termination of employment. To Seller’s Knowledge, none of the employees of the Company, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of the Company.

(b)    Except as set forth on Schedule 3.15(b), the Company is not party to any agreement nor, to Seller’s Knowledge, do any facts or circumstances exist which would require the Company to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee or former employee of the Company.

3.16    Employee Benefit Plans.

(a)    Except as set forth on Schedule 3.16, with respect to current or former employees of the Company, the Company does not maintain and has not maintained, does not contribute to and has not contributed to, have or had any obligation to contribute to, have or had any actual or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) or other employee benefit plans (as defined in Section 3(3) of ERISA), stock option or stock purchase plans, or material fringe benefit plans, programs or arrangements whether in writing or oral and whether or not terminated (the “Benefit Plans”). The Company has not contributed to and has no Liability with respect to any multiemployer pension plan (as defined in Section 3(37) of ERISA). The Company has not maintained or contributed to and has no Liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any employee welfare benefit plan or have any obligation under an arrangement which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

(b)    Except as would not have a Material Adverse Effect, to Seller’s Knowledge, the Benefit Plans (and related trusts and insurance contracts) comply in form and in operation in all respects with their terms and the requirements of applicable Laws, including ERISA and the Code and the nondiscrimination rules thereof; and the Benefit Plans which are intended to be “qualified plans” (the “Qualified Plan”) qualify under Section 401(a) of the Code, and each such Qualified Plan, and each trust (if any) forming a part thereof, has received a favorable determination, opinion or advisory letter from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust and nothing has occurred that could reasonably be expected to adversely affect the qualification of such plan or the tax exempt status of such related trust.

(c)    Except as would not have a Material Adverse Effect, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Qualified Plans have been properly and timely filed with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.

(d)    Except as would not have a Material Adverse Effect, with respect to each Benefit Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Benefit Plan on a timely basis, all contributions and unfunded liabilities for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with GAAP, and all premiums or other payments which are due have been paid on a timely basis.

(e)    The Company has not incurred any Liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained or contributed to by members of the controlled group of companies (as defined in Sections 414(b), (c), (m) and (o) of the Code) that includes or included the Company that has not been satisfied in full, and no condition exists that presents a risk to the Company of incurring such a Liability.

(f)    Except as would not have a Material Adverse Effect, with respect to each Benefit Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or, to Seller’s Knowledge, threatened, and Seller has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, investigations, suits or claims.

(g)    With respect to each of the Benefit Plans, the Company has furnished to Buyer true and complete copies of the following documents: (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent three years), and (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans.

(h)    Except as specifically provided in this Agreement or as set forth in Schedule 3.15(b), no employee or former employee of the Company will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, and there is no contract, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, will give rise to a payment that would not be deductible by reason of Section 280G of the Code or require payment of an excise tax under Section 4999 of the Code solely as a result of the transactions contemplated hereunder.

(i)    The Company does not maintain, contribute to or have any Liability with respect to any nonqualified deferred compensation plan covered by Section 409A of the Code.

(j)    Any Benefit Plan maintained for the benefit of employees located outside of the United States (“Foreign Plan”) has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and operation with any applicable Laws. There are no unfunded liabilities associated with any Foreign Plan.

3.17    Insurance. Schedule 3.17 lists, as of the date hereof, each insurance policy maintained by or on behalf of the Company with respect to their properties, assets and business, together with a claims history for the past two years. All of such insurance policies are in full force and effect, and the Company has never been (i) in default with respect to its Liabilities under any such insurance policies, or (ii) denied insurance coverage, except as would not have a Material Adverse Effect. Except as set forth on Schedule 3.17, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Interim Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance programs.

3.18    Officers and Directors; Bank Accounts. Schedule 3.18 lists all officers and directors of the Company as of the date hereof, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company as of the date hereof and all authorized signers on all such accounts.

3.19    Affiliate Transactions. Except as disclosed on Schedule 3.19, no officer, director, employee, stockholder or other Affiliate of the Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders” or singularly the “Insider”), is a party to any Contract or transaction with the Company or which is pertaining to the business of any of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Company in the conduct of its business. Schedule 3.19 hereto describes all affiliated services provided to or on behalf of the Company by Seller or their Affiliates and to or on behalf of Seller and such Affiliates by the Company and all affiliate transactions or Contracts among the Company and Seller or their Affiliates.

3.20    Compliance with Laws. The Company has complied with and is in compliance with all applicable Laws which are applicable to the Business, business practices (including, but not limited to, the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, except where the failure to be in compliance would not have a Material Adverse Effect, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and to Seller’s Knowledge, the Company has not received notice of any such violations. In addition to the foregoing, neither Seller with respect to the Company nor the Company has taken any action, directly or indirectly, that would constitute a violation of the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption Law.

3.21    Environmental Matters.

(a)    The Company has complied with and is currently in compliance with all Environmental and Safety Requirements and has no Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, except where the failure to be in compliance would not have a Material Adverse Effect, and the Company has not received any oral or written notice, report or information regarding any Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company, its disposal practices or any of their properties or facilities.

(b)    Neither this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

3.22    Certifications. To Seller’s Knowledge, the Company holds all product registrations, accreditations and other certifications required by law for the conduct of its business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”), which Product Certifications are set forth on Schedule 3.22 attached hereto, except where the failure to hold such Product Certifications would not have a Material Adverse Effect. To Seller’s Knowledge, there is no reasonable basis for any present action rescinding any such Product Certifications and no loss or expiration of any such Product Certifications is reasonably foreseeable or has had or would reasonably be expected to have a Material Adverse Effect. Each product manufactured, sold, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, except where the failure to be in conformity would not have a Material Adverse Effect and the Company does not have any Liability (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Schedule 3.22 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.22.

3.23    Personal Property; Assets. The Company owns title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of the personal property and assets which are shown on the Interim Balance Sheet or have been acquired by the Company thereafter (and prior to the Closing Date).

3.24    Accounts Receivable. All accounts and notes receivable reflected on the books of the Company as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the Ordinary Course of Business and to Seller’s Knowledge are current and will be collected. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables, except as reflected in the books of the Company.

ARTICLE IV

    REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO SELLER

Seller represents and warrants, to Buyer as of the date of this Agreement as follows:

4.1    Authorization of Transactions.

(a)    Seller has all requisite power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable in accordance with their respective terms.

(b)    Neither the execution and the delivery of this Agreement and the other Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon the Company Stock, or (vi) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any Contract to which Seller is bound or affected, or any applicable statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party.

4.2    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement against the Company for which Buyer will be liable based on any arrangement or agreement made by Seller.

4.3    Litigation. There are no actions, suits, proceedings or orders pending or, to Seller’s Knowledge without independent investigation, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Seller’s performance under this Agreement and the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.4    Disclaimer of Other Representations and Warranties; Acknowledgment.

(a)    Except as expressly set forth in Article III and this Article IV (including related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any express or implied representation or warranty, either written or oral, at law or in equity, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

(b)    Buyer acknowledges and agrees that in entering into this Agreement and the other Transaction Documents, it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Seller or any Person acting on its behalf, other than those expressly set forth in this Agreement or the other Transaction Documents and that Buyer will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement or the other Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

5.1    Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.

5.2    Authorization of Transaction. Buyer has all requisite corporate power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable in accordance with their respective terms. The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms.

5.3    No Violation. Buyer is not subject or party to any applicable Law of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is a party.

5.4    Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the transactions contemplated hereby or thereby.

5.5    Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which challenge or seek to prevent, enjoin or otherwise delay Buyer’s performance under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.6    Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement against the Company based on any arrangement or agreement made by or on behalf of Buyer.

5.7    Investment. The Company Stock being acquired pursuant to this Agreement is being acquired by Buyer solely for its own account for investment purposes, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act. Buyer has no present intention of selling, granting any participation in, or otherwise distributing any shares of the Company Stock. Buyer acknowledges that the Company Stock is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. By executing this Agreement, Buyer further represents and warrants that Buyer does not have any contract, undertaking, agreements, or arrangements with any Person to sell, transfer, or grant participations to such Person or to any third person, with respect to any of the shares of Company Stock acquired pursuant to this Agreement. Buyer is able to bear the economic risk of holding the Company Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.8    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION AND RELATED MATTERS

6.1    Risk Allocation; Survival.

(a)    Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date as follows:

(i)    Seller’s Ordinary Representations and Buyer’s Ordinary Representations shall survive for a period of fifteen (15) months from the Closing Date; and

(ii)    Seller’s Fundamental Representations and Buyer’s Fundamental Representations shall survive for the applicable statute of limitations.

The covenants or other agreements contained in this Agreement shall survive the Closing Date for such time until any contemplated performance after the Closing Date is fully completed, or until such time expressly provided by its terms with respect thereto. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b)    Exclusive Remedy; Special Rule For Fraud. From and after the Closing Date, the provisions of this Article VI shall be the sole and exclusive remedy for monetary damages arising out of or resulting from the breach of any representations, warranties or covenants made pursuant to this Agreement; provided, however, that notwithstanding anything in this Article VI to the contrary, in the event any Party to this Agreement perpetrates a Fraud on another Party hereto, any Party which suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such Fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c)    Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

6.2    Indemnification

(a)    Seller Indemnification.

(i)    Subject to the other terms and conditions of this Article VI, Seller shall indemnify Buyer and hold it harmless from and against and pay on behalf of or reimburse Buyer in respect of any loss, liability, damage, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and commercially reasonable expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) to the extent of the actual amount thereof (collectively, “Losses” and individually, a “Loss”) which Buyer may suffer, sustain or become subject to, as a result of (A) any misrepresentation or the breach of any representation or warranty made by Seller contained in Articles III or IV of this Agreement, or any Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto, or (B) the breach of any covenant or agreement made by Seller contained in this Agreement or Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated by this Agreement.

(ii)    Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, Buyer shall be entitled to set-off any and all amounts finally determined to be owing pursuant to Section 6.3, against amounts otherwise payable under this Agreement provided that such final determination is made on or before the date of such payment obligation.

(b)    Buyer Indemnification. Subject to the other terms and conditions of this Article VI, Buyer shall indemnify Seller and hold Seller harmless from and against and pay on behalf of or reimburse Seller in respect of any Loss which Seller may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of: (i) any misrepresentation or the breach of any representation or warranty made by Buyer in Article V of this Agreement, or any certificate delivered by Buyer to Seller with respect thereto; (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement, or any certificate or schedule delivered by Buyer with respect hereto or thereto in connection with the transactions contemplated hereby;

(c)    Limitations on Indemnity. The indemnification provided for in subsections (a) and (b) above is subject to the following limitations:

(i)    No Party will be liable hereunder with respect to claims referred to in subsection (a) or subsection (b) above with respect to any representation or warranty unless or until the other Party gives written notice thereof to such Party prior to expiration of the survival period set forth in the applicable subsection of Section 6.1(a). Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the expiration date of the applicable survival period, the other Party shall be required to indemnify hereunder (pursuant to the terms of this Section 6.2) for all Losses which such Parties may incur (subject to the Basket and the Cap) in respect of the matters which are the subject of such claim, regardless of when incurred.

(ii)    Seller shall not be liable to Buyer, and Buyer shall not be liable to Seller, for any Loss arising under subsection (a)(i)(A) or subsection (b)(i) above other than Buyer’s Fundamental Representations or Seller’s Fundamental Representations, as applicable, (A) unless and until the amount of an individual claim equals or exceeds $5,000 and the aggregate amount of all Losses exceeds $140,000 (the “Basket”), in which case such Party(ies) shall be liable for all Losses, including the amount of the Basket; provided, that no Party shall be liable to the extent the aggregate amount of all Losses exceeds (x) $3,500,000 (the “Cap”) for breaches of Seller’s Ordinary Representations or Buyer’s Ordinary Representations; and (y) the Purchase Price for breaches of Seller’s Fundamental Representations or Buyer’s Fundamental Representations; provided, however, that the foregoing limitations (the Basket and the Cap) shall not apply to any claim a Party may have for (x) breaches of any covenant hereunder, or (y) Fraud or fraudulent misrepresentation.

(iii)    All calculations of “Losses” shall take into account any tax benefit actually realized by the Indemnified Party in connection with an indemnity claim hereunder, and proceeds of insurance actually received (less costs of collection and reasonably estimated cost of future demonstrable premium increases and retro-premium obligations) by the Indemnified Party in connection with an indemnity claim hereunder (but not in the event of the successful enforcement of a subrogation claim against the Indemnified Party). Buyer and Seller shall take commercially reasonable actions, consistent with prudent business practices, as may be necessary to mitigate their damages and possible indemnified claims, which cost of mitigation shall be covered by the indemnity set forth herein; including making and pursuing all claims under all available insurance policies.

(iv)    In no event shall any Party be liable to the other Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(v)    Seller shall not be liable under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

(d)    Procedure. If a Party hereto seeks indemnification under this Article VI, such party (the “Indemnified Party”) shall give written notice (the “Indemnification Notice”) to the other Party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. The Indemnification Notice shall (i) state the aggregate amount of Losses or an estimate thereof, in each case to the extent known or determinable at such time; (ii) specify in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or properly accrued or arose (to the extent known or determinable at such time), and the nature of the misrepresentation, breach or claim to which such item is related; and (iii) specify whether the Losses, together with previously incurred Losses, are expected to exceed the Basket.

(e)    Notwithstanding anything to the contrary in this Agreement, for the sole purposes of determining (a) the amount of any Losses under this Article VI and (b) whether the Basket has been exceeded, and not for determining whether or not any inaccuracy in, or breach of, any representation or warranty has occurred, any materiality, Material Adverse Effect or other similar qualifications in the representations or warranties shall be disregarded.

6.3    Resolution of Conflicts. If the Indemnifying Party shall so object in writing to any claim or claims by the Indemnified Party made in any Indemnification Notice pursuant to Section 6.2(d) above, the Indemnified Party shall have thirty (30) days from the receipt of such objection to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and Seller. If Seller and Buyer are unable to agree, then the Losses payable by an Indemnifying Party hereunder shall be determined by final judgment or decree of any court of competent jurisdiction or an arbitrator. A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined.

6.4    Third Party Claims.

(a)    If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VI, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and the Indemnifying Party shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party.

(b)    Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(c)    If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing. If the Indemnifying Party does elect to assume and control the defense as provided herein, then the Indemnified Party shall cooperate in the preparation and presentation of defense and shall provide the Indemnifying Party with reasonable access to such documents and other materials reasonably necessary for such defense.

(d)    If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of Buyer or any Affiliate of Buyer.

6.5    Purchase Price Adjustments. Amounts paid to or on behalf of Seller, or Buyer as indemnification shall be treated as adjustments to the Purchase Price.

6.6    Waiver, Release and Discharge. Subject to the Closing of the transactions set forth herein, Seller does hereby unconditionally and irrevocably release, on behalf of itself, and its successors, assigns, representatives serving on the board of directors of the Company, administrators, executors and employees and any other person or entity claiming by, through, or under any of the foregoing, waive and forever discharge the Company from any and all Liabilities to Seller of any kind or nature whatsoever, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the date hereof (with the exception of any obligations of the Company pursuant to this Agreement and the other Transaction Documents), including any and all of the foregoing arising out of or relating to (i) Seller’s capacity as a current or former stockholder, optionholder or agent of the Company or any of its Affiliates, (ii) any rights of indemnification or contribution, whether pursuant to the Company’s certificate of incorporation, bylaws, contract, applicable Law or otherwise or (iii) any contract, agreement or other arrangement (except this Agreement and the other Transaction Documents) entered into or established prior to the date hereof, including any stockholders agreements, employment agreements, previous noncompetition agreements, indemnification or contribution agreements (with the effect that any Liability or obligation of the Company under any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement and without regard to any notice requirement thereunder, is hereby terminated in its entirety). Seller understands that this is a full and final general release of all Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company, other than those reserved pursuant to the preceding sentence.

6.7    Maximum Contribution. If and to the extent any provision of this Article VI is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in Section 6.2 which is permissible under applicable legal requirements.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Tax Matters.

(a)    Taxes. It is the good faith belief of Seller and Buyer that no Transfer Taxes (as defined below) should be owing by virtue of the purchase and sale under this Agreement and the Parties shall cooperate to minimize any Transfer Taxes that might be owing. Notwithstanding the preceding sentence, to the extent of any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest and additions) incurred in connection with this Agreement (the “Transfer Taxes”), such Transfer Taxes shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and documentation.

(b)    Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date or for which the date of measurement for such Tax occurs prior to the Closing Date which are filed after the Closing Date, and if required by applicable Law, any of the other Parties hereto will execute and join in the execution of any such filing. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to such Company. Seller shall permit Buyer to review and comment on each such Tax Return prior to filing.

(c)    Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (with such periods being a “Straddle Period” and such Tax returns being the “Straddle Tax Returns”). Buyer shall permit Seller to review and comment on each such Straddle Tax Returns prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” If the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d)    With respect to Tax Returns for the Company for any period ending on or before the Closing Date or any Straddle Period, Buyer shall provide to Seller a copy of such completed Tax Returns and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to a period prior to the Closing Date at least fifteen (15) days prior to the due date (including any extension thereof) for filing of such Tax Return. Seller shall pay, or if Seller does not pay, Buyer shall be entitled to set off against amounts otherwise payable under this Agreement or any of the other Transaction Documents, any amount owing on such Tax Return if for a period ending on or before the Closing Date, or if for a Straddle Period. Buyer shall, with respect to any Tax Return which Buyer is responsible under this Section 7.1(d) for preparing and filing, make the Tax Return and related Tax workpapers available for review by Seller.

(e)    Cooperation on Tax Matters.

(i)    Seller, the Company and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant taxing authority and to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records. Seller and its designated agents shall have reasonable access to and the right to obtain copies, at its sole cost, of all such records reasonably necessary for the preparation of any return or for the defense of any tax related matters, including but not limited to audits or reviews.

(ii)    Seller shall have the right to participate in and to direct Buyer in respect of any Tax proceeding to the extent it (a) relates to a pre-Closing taxable year or a Pre-Closing Tax of the Company, and (b) could increase Seller’s liability hereunder; provided, however, that Buyer shall not be required to follow Seller’s direction in any case in which the consequence could be to increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer for which Seller would have no obligation to indemnify in full. Seller shall have no right to require the Company to settle or compromise any such proceeding, but Buyer agrees to settle upon terms proposed by Seller if and to the extent Buyer reasonably determines that doing so will not increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer.

(iii)    Buyer, the Company and Seller further agree, upon request by the other, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv)    Buyer, the Company and Seller agree to file an election under Section 338(h)(10) of the Code (the “Section 338 Election”) to treat Buyer’s purchase of the Company as an asset purchase, or if such election is not feasible, to utilize an election under Section 336(e) of the Code. If a Section 338 Election is feasible, Buyer and Seller shall use commercially reasonable best efforts to make a timely Section 338 Election (and any corresponding election under state or local law) with respect to the acquisition of the Company Stock, including the filing of Forms 8023 and 8883.

7.2    Press Releases and Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), after the Closing Date, the parties may make a public announcement regarding the transactions consummated hereunder provided that, prior to such announcement, the timing, form and content of such announcement is approved in writing by Buyer, on the one hand, and Seller, on the other hand, such approval not to be unreasonably withheld, conditioned or delayed.

7.3    Further Transfers. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Company Stock, and any other transactions contemplated hereby.

7.4    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.5    Expenses. Except as otherwise provided herein, Buyer and Seller shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

7.6    Non-Competition, Non-Solicitation and Confidentiality

(a)    Non-Competition. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow any of its Affiliates to, engage in, or be connected with any business, business operation, or activity (whether as an owner, partner, shareholder, member, joint venturer, operator, promoter, manager, employee, officer, director, consultant, advisor, independent contractor, agent, representative or otherwise), directly or indirectly, which consists in whole or in part of the Business anywhere in the world; provided, however, that ownership of less than two percent (2%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business. Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 7.6 is reasonable with respect to subject matter, time period and geographical area. To the extent that Seller remains employed by the Company after the Closing, such employment shall not be deemed a violation of this Section 7.6(a).

(b)    Seller Non-Solicitation. Seller agrees that, during the Non-Compete Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly,

(i)         Call upon, solicit or divert to a competitor, any customer whose account is serviced in whole or in part by the Company as of the Closing Date with the purpose of selling or attempting to sell to any such customer any services included within that offered by the Company as of the Closing Date; or

(ii)         Divert, solicit, recruit or take away any customer, supplier, or employee of the Company that conducted business with the Company at any time within the twenty-four (24) month period preceding the Closing Date, or the patronage of any customer or supplier of the Company that conducted business with the Company at any time within the twenty-four (24) month period preceding the Closing Date, or otherwise interfere with or disturb the relationship existing between the Company and any of its respective customers, suppliers, or employees, directly or indirectly.

(c)    Buyer and Company Non-Solicitation. Each of Buyer and the Company agree that, during the Non-Compete Period, it shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, divert, solicit, recruit or take away any customer, supplier, or employee of Seller that conducted business with Seller at any time within the twenty-four (24) month period preceding the Closing Date, or the patronage of any customer or supplier of Seller that conducted business with Seller at any time within the twenty-four (24) month period preceding the Closing Date, or otherwise interfere with or disturb the relationship existing between Seller and any of its respective customers, suppliers, or employees, directly or indirectly.

(d)    Confidentiality. Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”). In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided that Seller shall use its commercially reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate, provided that Buyer shall reimburse Seller within fifteen (15) days for the reasonable out of pocket expenses actually incurred by Seller in connection therewith.

(e)    Non-Disclosure. The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon or until the Closing, whichever is earlier, and, in such case such public announcement shall be made only pursuant to Section 7.2 except if otherwise required by applicable Law, in which case the Party required to make a public disclosure agrees to inform the other Party prior to any disclosure.

(f)    Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)    Acknowledgment. Seller acknowledges and agrees that (i) the restrictions contained in this Section 7.6 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Company Stock (including, without limitation, the goodwill inherent therein), (ii) Seller is primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.6.

ARTICLE VIII

MISCELLANEOUS

8.1    Amendment and Waiver. This Agreement may only be amended, modified, or supplemented and any provision hereof may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment, modification, supplement or waiver is set forth in a writing executed by the Parties. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.2    Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or sent by electronic mail (with hard copy to follow). Notices, demands and communications to Seller shall, unless another address is specified in writing, be sent to the address or telecopy number indicated on the signature page attached hereto, and notices, demands and communications to the Company and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

If to Buyer or the Company:

General Oceans, Inc.

Attn: Atle Lohrmann, President

78 Duke Street

London

W1K 6JQ

Email: atle.lohrmann@generaloceans.com

With a copy to:

Ewing & Jones, PLLC

Attn: Randolph Ewing

6363 Woodway, Suite 1000

Houston, Texas 77057

Email: rewing@ewingjones.com

If to Seller:

MIND Technology, Inc.

Attn: Robert P. Capps

2002 Timberloch Place, Suite 550

The Woodlands, Texas 77380

Email: rob.capps@mind-technology.com

With a copy to:

Holland & Knight

Attn: Tim Samson

811 Main Street, Suite 2500

Houston, Texas 77002

Email: tim.samson@hklaw.com

8.3    Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned by Seller or Buyer without the prior written consent of Seller and Buyer. Notwithstanding the immediately preceding sentence, without the prior written consent of Seller, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, the Company, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, the Company, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). Notwithstanding anything contained in this Section 8.3, no assignment permitted by this Agreement shall release Buyer from any of its obligations contained herein.

8.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by, illegal, unenforceable or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition, illegality, unenforceability or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any term or other provision is prohibited by, illegal, unenforceable or invalid, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.5    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. In addition, each of the Parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document or pursuant to any other applicable requirements of law. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

8.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7    Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is readily apparent. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the Ordinary Course of Business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

8.8    Entire Agreement. The Schedules identified in this Agreement are incorporated by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent. In the event of any inconsistency between the statements in the body of this Agreement and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.10    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

8.11    Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

8.12    CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN HARRIS COUNTY, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.13    WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATED OR INCIDENTAL TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

8.14    Delivery by Electronic Means. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic signature, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such contract shall raise the use of an electronic signature or the fact that any signature or contract was transmitted or communicated through electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

8.15    Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement or any document executed in connection with, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any document, instrument or agreement executed in connection herewith, the successful prevailing Party shall be entitled to recover reasonable attorney’s fees, court costs and all other costs and expenses incurred in that action or proceeding.

8.16    Conflict Waiver; Attorney-Client Privilege.

(a)    Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)    Holland & Knight LLP has acted as counsel to Seller and its Affiliates (not including the Company) (collectively, the “Seller Group”) and the Company, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Holland & Knight LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)    Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.16(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b)    All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by governmental order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within ten (10) business days) notify Seller in writing so that Seller can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Buyer agrees that after Closing none of Buyer, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c)    This Section 8.16 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Seller Group Law Firm.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

GENERAL OCEANS, INC.

By:	/s/ Atle Lohrmann
Name: Atle Lohrmann
Title: President

SELLER:

MIND TECHNOLOGY, INC.

By:	/s/ Robert P. Capps
Name: Robert P. Capps
Title: President & CEO

For purposes of Section 7.6(c) only:

COMPANY:

KLEIN MARINE, INC.

By:	/s/ Robert P. Capps
Name: Robert P. Capps
Title: President & CEO

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT